CONTACT:

Bob Rankin, CFO and COO

House of Taylor Jewelry

310-860-2660

Investor Relations: Leigh Parrish/Erica Pettit

Financial Dynamics

212-850-5651 / 212-850-5614

FOR IMMEDIATE RELEASE

HOUSE OF TAYLOR JEWELRY, INC. SECURES ADDITIONAL FINANCING AND STRENGTHENS CAPITAL STRUCTURE

WEST HOLLYWOOD, CA – October 15, 2007 – House of Taylor Jewelry, Inc. (NASDAQ: HOTJ) today announced that it has completed several initiatives that strengthen its capital structure. These include:

•

Securing a $30 million credit facility through New Stream Capital. The credit facility consists of a three-year, $5 million term loan and a $25 million revolving line of credit. The revolving credit portion of the facility permits borrowings based upon a formula based on the Company’s working capital levels.

•

Completing an equity financing and receiving gross proceeds of approximately $5.8 million through the issuance of approximately 6.1 million shares of common stock at $0.95 per share to certain institutional and other accredited investors and warrants that will allow them to purchase up to approximately 9.2 million shares of common stock. The term of the warrants is seven years and each of the warrants allows the holder to purchase one share of common stock at an exercise price of $0.95 per share.

•

Repaying  the balance of the Company’s senior secured convertible notes, which were issued in May 2006, for approximately $9.6 million using proceeds from the equity financing and borrowings from the credit facility.

Effective on completing these announced transactions, Bob Rankin, the company’s chief financial officer, assumed the additional executive role of chief operating officer.

“Completing these initiatives are milestone accomplishments which substantially increase the Company’s financial flexibility and provide us with the opportunity to effectively execute on our long-term growth strategies,” commented Jack Abramov, president and chief executive officer. “In just 24 months, we have significantly expanded the number of independent retail doors that carry our branded products.  The credit facility and equity investment position us to meet demand and ramp up production and distribution as we continue our strategic expansion of the Elizabeth Taylor and Kathy Ireland brands, particularly in our Kathy Ireland bridal and diamond essential categories.”

Mr. Abramov added, “I particularly appreciate Bob’s focused role in leading and delivering on this critical financing plan since he joined the Company earlier this year.  With the successful completion of these capital structure initiatives, I am pleased that Bob has agreed to assume the additional role of the Company’s chief operating officer.  Bob will focus on further strengthening our infrastructure and overseeing daily operations so I and my team can continue to develop and capture international and domestic revenue opportunities for the Company.”

About House of Taylor Jewelry

House of Taylor Jewelry is a Los Angeles-based international jewelry company whose principal shareholders include entities owned by Dame Elizabeth Taylor and Kathy Ireland, along with members of the Abramov family.  It serves fine jewelry retailers worldwide with diverse jewelry collections marketed under the brands Elizabeth™, House of Taylor Jewelry™, and Kathy Ireland Jewelry™ Exclusively for House of Taylor Jewelry.  More information on the company can be found at www.hotj.com.

Certain statements included in this press release constitute forward-looking statements made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements, including, but not limited to, to executing our long-term growth strategies, continuing to expand our brands, building out our operating infrastructure and continuing our growth, involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other factors that could cause actual results to differ materially from those set forth in the forward-looking statements include the availability of funding for current and future operations; the acceptance of the company's branded products in the marketplace; and the characteristics and pricing of the company's branded products as compared with competing products, as well as others discussed in House of Taylor Jewelry, Inc.'s filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. House of Taylor Jewelry, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #